EXHIBIT 99.1
Contact: Whirlpool Corporation
Media: 269/923-7405
Media@Whirlpool.com
Financial: Roxanne Warner, 269/923-2641
Investor_Relations@Whirlpool.com

Whirlpool Corporation Welcomes Patti Poppe to Board of Directors
BENTON HARBOR, Mich., Oct. 15, 2019 -- The Whirlpool Corporation board of directors has appointed Patti Poppe, president and chief executive officer of CMS Energy Corporation, to the board, effective December 16, 2019.
Poppe, 50, is President and Chief Executive Officer of CMS Energy Corporation and its principal subsidiary, Consumers Energy Company. She previously served as senior vice president of distribution operations, engineering and transmission, responsible for engineering, maintenance, and operations of the company's electric and natural gas delivery systems. Prior to that, Poppe served as vice president of customer experience, rates and regulation. She joined Consumers Energy in January 2011 as vice president of customer operations. Previously, Poppe served as a Power Plant Director at DTE Energy. Prior to joining DTE Energy, Poppe held a variety of plant management positions in the automotive industry.
Poppe serves on executive boards for the Edison Electric Institute, Business Leaders for Michigan, and the American Gas Association. Poppe earned Bachelor's and Master's degrees in industrial engineering from Purdue University, and a second Master's degree in management from Stanford University Graduate School of Business.
"We are fortunate to welcome Patti as a member of the Whirlpool board of directors," said Marc Bitzer, Chairman and CEO of Whirlpool Corporation. "Given her extensive leadership experience in consumer-facing industries and environmental stewardship, she will bring a valuable perspective to our board as it continues a tradition of strong governance and oversight within our company. We expect her breadth of experience will be extremely useful to our board of directors and Whirlpool Corporation."

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the leading major appliance manufacturer in the world, with approximately $21 billion in annual sales, 92,000 employees and 65 manufacturing and technology research centers in 2018. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, JennAir, Indesit and other major brand names in nearly every country throughout the world. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.